Exhibit 99.1

Assurant Reports Fourth Quarter and Full-Year 2013 Financial Results

4Q 2013 Net Operating Income of $106.0 million, $1.42 per diluted share

Full-Year 2013 Net Operating Income of $466.5 million, $6.01 per diluted share

4Q 2013 Net Income of $108.8 million, $1.46 per diluted share

Full-Year 2013 Net Income of $488.9 million, $6.30 per diluted share

•	10.6 percent operating ROE in 2013, excluding AOCI
•	10.4 percent growth in book value per diluted share in 2013, excluding AOCI
•	8.2 percent growth in net earned premiums, fees and other income in 2013
•	$470 million returned to shareholders in share repurchases and dividends in 2013
•	$440 million of deployable capital at year-end 2013

NEW YORK, Feb. 5, 2014 — Assurant, Inc. (NYSE: AIZ), a premier provider of specialty insurance and insurance-related products and services, today reported results for the fourth quarter and full-year ended Dec. 31, 2013.

“During 2013, we strengthened our core businesses, completed strategic acquisitions to accelerate growth and diversified our offerings to meet changing consumer needs,” said Robert B. Pollock, president and CEO of Assurant. “In 2014, we will continue to help consumers protect what matters most to them, prudently manage our capital and deliver profitable growth for our shareholders.”

Fourth Quarter 2013 Consolidated Results

•	Net operating income[1] increased to $106.0 million, or $1.42 per diluted share, compared to $5.4 million, or $0.07 per diluted share in fourth quarter 2012. Fourth quarter 2013 results benefited from no reportable catastrophe losses, compared to
$135.0 million of reportable catastrophe losses in the prior year period. Absent these losses, net operating income decreased for the quarter primarily due to higher non-catastrophe losses and increased operating expenses at Assurant Specialty Property.

•	Net income increased to $108.8 million, or $1.46 per diluted share, compared to fourth quarter 2012 net income of
$25.0 million, or $0.31 per diluted share. Fourth quarter 2013 net income benefited from the absence of reportable catastrophe losses. Net realized gains on investments were $2.8 million in fourth quarter 2013, compared to $19.6 million in fourth quarter 2012.

•	Net earned premiums, fees and other income were $2.2 billion, up 14.2 percent compared to fourth quarter 2012, primarily driven by strong contributions from Assurant Solutions and Assurant Specialty Property. Fee income increased in the quarter, primarily due to domestic mobile programs at Assurant Solutions and contributions from the acquisitions of Lifestyle Services Group at Assurant Solutions and Field Asset Services at Assurant Specialty Property.

•	Net investment income decreased to $161.2 million, compared to $172.1 million in fourth quarter 2012, primarily due to lower investment yields.

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Full-Year 2013 Consolidated Results

•	Net operating income increased to $466.5 million, or $6.01 per diluted share, compared to $449.3 million, or $5.27 per diluted share in 2012, due to lower reportable catastrophe losses. Full-year 2013 results include $19.2 million of reportable catastrophe losses, compared to $162.7 million in 2012. Excluding all disclosed items, net operating income decreased primarily due to lower contributions from Assurant Employee Benefits and Assurant Health. Increased corporate loss and interest expense contributed to the decline.

•	Net income increased to $488.9 million, or $6.30 per diluted share, compared to $483.7 million, or $5.67 per diluted share in 2012. Full-year 2013 results benefited from lower reportable catastrophe losses compared to 2012. Net realized gains on investments were $22.4 million in 2013, compared to $41.8 million in 2012.

•	Net earned premiums, fees and other income were $8.3 billion, up 8.2 percent compared to $7.7 billion in 2012, due to continued growth at Assurant Specialty Property and Assurant Solutions. Fee income increased, primarily reflecting new domestic mobile programs at Assurant Solutions.

•	Net investment income decreased to $650.3 million from $713.1 million in 2012, primarily due to lower investment yields. Results in 2012 included $29.5 million of additional investment income from real estate joint venture partnerships.

Reconciliation of Net Operating Income to Net Income

(UNAUDITED) (dollars in millions, net of tax)	4Q 2013	4Q 2012	12 Months 2013	12 Months 2012
Assurant Solutions	$22.6	$3.3	$125.2	$123.8
Assurant Specialty Property	107.8	10.2	423.6	305.0
Assurant Health	0.6	0.2	5.9	52.0
Assurant Employee Benefits	10.8	17.1	34.6	58.1
Corporate and other	(25.2)	(18.6)	(82.9)	(62.4)
Amortization of deferred gain on disposal of businesses	2.6	3.0	10.6	12.0
Interest expense	(13.2)	(9.8)	(50.5)	(39.2)

Net operating income	106.0	5.4	466.5	449.3

Adjustments:
Net realized gains on investments	2.8	19.6	22.4	41.8
Change in tax liabilities	—	—	—	(7.4)

Net income	$108.8	$25.0	$488.9	$483.7

Note: Additional financial information, including a schedule of disclosed items that affected Assurant’s results by business for the last eight quarters (page 20), is available in the Company’s Financial Supplement, located in the Investor Relations section of www.assurant.com.

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Assurant Solutions

(in millions)	4Q13	4Q12	% Change	12M13	12M12	% Change
Net operating income	$22.6	$3.3	589%	$125.2	$123.8	1%
Net earned premiums, fees and other	$848.1	$719.6	18%	$3,184.1	$2,893.3	10%

•	Net operating income increased in fourth quarter, primarily due to improved results in domestic service contracts including mobile, and previous expense management actions. Fourth quarter 2013 results include previously disclosed restructuring charges of $12.8 million. Fourth quarter 2012 results include a $20.4 million intangible asset impairment charge and a
$7.7 million restructuring charge.

For full-year 2013, excluding disclosed items, net operating income decreased slightly, reflecting weaker results in preneed and mobile.

•	Net earned premiums, fees and other income increased in fourth quarter and full-year 2013. For the quarter, results reflect growth in domestic service contracts, including vehicle service contracts and mobile. For full-year 2013, the increase was driven by an existing domestic service client, additional domestic vehicle service contracts and growth in Latin America.

•	Domestic combined ratio for fourth quarter 2013 improved to 97.6 percent, compared to 104.6 percent in fourth quarter 2012. More favorable domestic service contracts results and expense reductions from prior restructuring actions drove the improvement. Fourth quarter 2013 results include a $4.4 million restructuring charge, compared to a $7.5 million restructuring charge in fourth quarter 2012.

For full-year 2013, the domestic combined ratio improved to 97.9 percent, compared to 98.9 percent in 2012, due to growth in service contracts and previously implemented expense management actions. Less favorable mobile results partially offset the improvement.

•	International combined ratio in fourth quarter and full-year 2013 improved due to expense reductions from prior restructuring actions, partially offset by acquisition-related expenses. The fourth quarter improved to 105.6 percent versus 112.4 percent in 2012, whereas the full-year 2013 improved to 102.8 percent versus 104.8 percent in 2012. Fourth quarter 2013 includes a
$11.3 million restructuring charge related to the integration of Lifestyle Services Group. Fourth quarter 2012 results include a
$26.5 million intangible asset impairment charge and a $4.1 million restructuring charge.

Assurant Specialty Property

(in millions)	4Q13	4Q12	% Change	12M13	12M12	% Change
Net operating income	$107.8	$10.2	953%	$423.6	$305.0	39%
Net earned premiums, fees and other	$703.3	$583.9	20%	$2,513.2	$2,152.7	17%

•	Net operating income increased in the quarter, reflecting the absence of reportable catastrophes in the period, compared to $135.0 million of reportable catastrophe losses in fourth quarter 2012. Absent these losses, results for the quarter decreased due to higher non-catastrophe losses, increased operating expenses required to support loan volume and servicing requirements, and additional legal and regulatory expenses.

For the year, net operating income increased due to lower reportable catastrophe losses. Full-year 2013 results include
$19.2 million of reportable catastrophe losses versus $162.7 million in 2012. Absent these losses, net operating income decreased for the full-year due to the higher operating expenses noted above. Volume growth in lender-placed insurance and multi-family housing businesses partially offset the decline.

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•	Net earned premiums, fees and other income increased in fourth quarter and full-year 2013. Growth in lender-placed loan portfolios and the discontinuation of a client quota-share arrangement drove results. Revenue growth from the multi-family housing business and Field Asset Services acquisition also contributed to the improvement.

•	Combined ratio improved in the fourth quarter and full-year 2013 due to a decrease in reportable catastrophe losses, partially offset by higher operating expenses.

Assurant Health

(in millions)	4Q13	4Q12	% Change	12M13	12M12	% Change
Net operating income	$0.6	$0.2	188%	$5.9	$52.0	(89)%
Net earned premiums, fees and other	$416.7	$389.1	7%	$1,610.5	$1,620.0	(1)%

•	Net operating income was up slightly in the quarter due to increased net earned premiums, partially offset by higher sales commissions on a larger volume of newly issued policies and a higher effective tax rate. Fourth quarter 2013 results include a $3.0 million restructuring charge.

For full-year 2013, net operating income declined, reflecting a higher effective tax rate, $13.9 million less in investment income from real estate joint venture partnerships and a decrease in net earned premiums.

•	Net earned premiums, fees and other income increased for fourth quarter, primarily due to sales of affordable choice and supplemental products and lower premium rebates compared to fourth quarter 2012. For full-year 2013, net earned premiums, fees and other income declined due to a decrease in major medical policies, partially offset by higher sales of lower premium affordable choice and supplemental products.

•	Sales increased in the quarter and full-year 2013. Fourth quarter 2013 growth reflects increased sales across individual and small group major medical products during open enrollment for health insurance under the Affordable Care Act. For the year, sales increased across all product lines.

Assurant Employee Benefits

(in millions)	4Q13	4Q12	% Change	12M13	12M12	% Change
Net operating income	$10.8	$17.1	(37)%	$34.6	$58.1	(40)%
Net earned premiums, fees and other	$262.9	$258.3	2%	$1,038.0	$1,042.7	—

•	Net operating income decreased for fourth quarter and full-year 2013, reflecting less favorable disability results, including a previously disclosed decrease in the reserve discount rate for new long-term disability claims.

•	Net earned premiums, fees and other income were up slightly in the quarter due to growth in voluntary products. For full-year 2013, net earned premiums, fees and other income was slightly lower compared to 2012 as growth in voluntary products was offset by declines in employer-paid products.

•	Sales increased in the fourth quarter and full-year 2013 due to improved sales of voluntary products and dental.

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Corporate & Other

(in millions)	4Q13	4Q12	% Change	12M13	12M12	% Change
Net operating loss	$(25.2)	$(18.6)	(35)%	$(82.9)	$(62.4)	(33)%

•	Net operating loss increased for fourth quarter and full-year 2013, reflecting increases in employee-related expenses and acquisition-related expenses. Results for full-year 2013 include additional expenditures to support areas targeted for growth.

Capital Position

•	Corporate capital stood at approximately $690 million as of Dec. 31, 2013, after setting aside $467 million from the March 2013 debt offering to repay debt maturing on Feb. 15, 2014 and after funding $115 million for the Company’s investment in Iké Asistencia. Excluding a $250 million risk buffer, deployable capital totaled approximately $440 million. For full-year 2013, the business segments paid approximately $610 million of dividends, net of infusions, to the holding company, exceeding the four business segments’ net operating income.

•	Share repurchases and dividends totaled $472.3 million for full-year 2013. Dividends to shareholders in 2013 totaled
$74.1 million. During 2013, the Company repurchased 7.7 million shares, or 9.8 percent of its common stock outstanding at the end of 2012, at a cost of $398.2 million. Through Jan. 31, 2014, the Company repurchased an additional 314,600 shares for $20.9 million, with $683.9 million remaining in the current repurchase authorization.

Financial Position

•	Stockholders’ equity, excluding accumulated other comprehensive income (AOCI), was $4.4 billion at Dec. 31, 2013, up slightly from Dec. 31, 2012.

•	Book value per diluted share[2], excluding AOCI, increased 10.4 percent to $59.48 at Dec. 31, 2013 from $53.87 at Dec. 31, 2012. AOCI decreased $403.6 million to $426.8 million as of Dec. 31, 2013 from $830.4 million at Dec. 31, 2012 due to reductions in unrealized gains in the investment portfolio.

•	Annual operating return on average equity (ROE)[3], excluding AOCI, was 10.6 percent in 2013 compared to 10.4 percent in 2012. Full-year 2013 results reflect $19.2 million of reportable catastrophe losses versus $162.7 million in 2012.

•	Total assets as of Dec. 31, 2013 were approximately $29.7 billion. The ratio of debt to total capital[4], excluding AOCI, increased to 27.1 percent at Dec. 31, 2013 from 18.3 percent at Dec. 31, 2012 due to the March 2013 debt issuance. The ratio of invested assets to equity remained unchanged at 2.9 percent compared to Dec. 31, 2012.

Company Outlook

For full-year 2014, based on current market conditions, the Company expects:

•	Assurant Solutions’ net earned premiums and fees to increase modestly primarily driven by growth in mobile as well as all product lines in Latin America. Net operating income to increase during the second half of the year to $50 million in fourth quarter 2014. Continued mobile growth, improved international results combined with expense management actions to increase earnings.

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•	Assurant Specialty Property’s net earned premiums and fees to decrease slightly due to lower contributions from lender-placed insurance. Multi-family housing and property preservation businesses to grow. Overall results to be affected by catastrophe losses, lower placement and premium rates in lender-placed insurance, and possible loss of tracked loans. Expense ratio to increase primarily reflecting a higher mix of fee income business as well as additional operating costs to support loan volume and servicing requirements in lender-placed insurance. Non-catastrophe loss ratio to increase due to higher claims frequency and lower premium rates.

•	Assurant Health’s net earned premiums and fees to increase due to sales of new major medical policies. The segment to be modestly profitable primarily reflecting a high effective tax rate and higher sales commissions to be paid on a larger volume of newly issued policies.

•	Assurant Employee Benefits’ net earned premiums and fees to increase due to growth in voluntary products. Continued expense management actions to offset lower investment income and higher expenditures to support accelerated growth in voluntary. Results to be affected by employment trends and capital market conditions.

•	Corporate & Other full-year net operating loss to decrease to approximately $70 million, benefiting from expense management actions already underway and lower employee-benefit related costs.

•	Capital to be deployed through strategic acquisitions, stock dividends and share repurchases, subject to market conditions and legal requirements. Business segment dividends to Corporate to approximate segment operating income. Dividends subject to the growth of the businesses, rating agency and regulatory capital requirements as well as investment performance.

Earnings Conference Call

•	The fourth quarter and full-year 2013 earnings conference call and webcast will be Thurs., Feb. 6, 2014 at 8:00 a.m. ET. The live and archived webcast along with supplemental information also will be available in the Investor Relations section of www.assurant.com.

About Assurant

Assurant is a premier provider of specialized insurance products and related services in North America, Latin America, Europe and other select worldwide markets. The four key businesses — Assurant Solutions, Assurant Specialty Property, Assurant Health and Assurant Employee Benefits — partner with clients who are leaders in their industries and build leadership positions in a number of specialty insurance market segments. Assurant businesses provide mobile device protection; debt protection administration; credit-related insurance; warranties and service contracts; pre-funded funeral insurance; solar project insurance; lender-placed homeowners insurance; renters insurance and related products; manufactured housing homeowners insurance; individual health and small employer group health insurance; group dental insurance; group disability insurance; and group life insurance.

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Assurant, a Fortune 500 company and a member of the S&P 500, is traded on the New York Stock Exchange under the symbol AIZ. Assurant has approximately $30 billion in assets and $9 billion in annual revenue. Assurant has approximately 15,500 employees worldwide and is headquartered in New York’s financial district. For more information on Assurant, please visit www.assurant.com and follow us on Twitter (@AssurantNews).

Media Contact:

Vera Carley

Assistant Vice President, External Communications

Phone: 212.859.7002

vera.carley@assurant.com

Investor Relations Contacts:

Francesca Luthi

Senior Vice President, Investor Relations

Phone: 212.859.7197

francesca.luthi@assurant.com

OR

Suzanne Shepherd

Director, Investor Relations

Phone: 212.859.7062

suzanne.shepherd@assurant.com

Safe Harbor Statement

Some of the statements included in this news release and its exhibits, particularly those anticipating future financial performance, business prospects, growth and operating strategies and similar matters, are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they may use words such as “will,” “anticipate,” “expect,” “estimate,” “project,” “intend,” “plan,” “believe,” “target,” “forecast,” or the negative versions of those words and terms with a similar meaning. Our actual results may differ materially from those projected in the forward-looking statements. The Company undertakes no obligation to update any forward-looking statements in this earnings release or the exhibits as a result of new information or future events or developments.

The following risk factors could cause our actual results to differ materially from those currently estimated by management, including those projected in the Company outlook:

(i)	actions by governmental agencies or government sponsored entities or other circumstances, including pending regulatory matters affecting our lender-placed insurance business, that could result in reductions of the premium rates we charge, increases in the claims we pay, fines or penalties, or other expenses;

(ii)	the effects of the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010, and the rules and regulations thereunder, on our health and employee benefits businesses;

(iii)	loss of significant client relationships, distribution sources and contracts;

(iv)	unfavorable outcomes in litigation and/or regulatory investigations that could negatively affect our business and reputation;

(v)	current or new laws and regulations that could increase our costs and decrease our revenues;

(vi)	losses due to natural or man-made catastrophes;

(vii)	a decline in our credit or financial strength ratings (including the risk of ratings downgrades in the insurance industry);

(viii)	deterioration in the Company’s market capitalization compared to its book value that could result in further impairment of goodwill;

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(ix)	risks related to outsourcing activities;

(x)	failure to attract and retain sales representatives or key managers;

(xi)	general global economic, financial market and political conditions (including difficult conditions in financial, capital, credit and currency markets, the global economic slowdown, fluctuations in interest rates or a prolonged period of low interest rates, monetary policies, unemployment and inflationary pressure);

(xii)	inadequacy of reserves established for future claims;

(xiii)	failure to predict or manage benefits, claims and other costs;

(xiv)	uncertain tax positions and unexpected tax liabilities;

(xv)	fluctuations in exchange rates and other risks related to our international operations;

(xvi)	unavailability, inadequacy and unaffordable pricing of reinsurance coverage;

(xvii)	significant competitive pressures in our businesses;

(xviii)	diminished value of invested assets in our investment portfolio (due to, among other things, volatility in financial markets; the global economic slowdown; credit, currency and liquidity risk; other than temporary impairments and increases in interest rates);

(xix)	insolvency of third parties to whom we have sold or may sell businesses through reinsurance or modified co-insurance;

(xx)	inability of reinsurers to meet their obligations;

(xxi)	credit risk of some of our agents in Assurant Specialty Property and Assurant Solutions;

(xxii)	cyber security threats and cyber attacks;

(xxiii)	failure to effectively maintain and modernize our information systems;

(xxiv)	data breaches compromising client information and privacy;

(xxv)	failure to find and integrate suitable acquisitions and new ventures;

(xxvi)	inability of our subsidiaries to pay sufficient dividends;

(xxvii)	failure to provide for succession of senior management and key executives; and

(xxviii)	cyclicality of the insurance industry.

For a detailed discussion of the risk factors that could affect our actual results, please refer to the risk factors identified in our SEC reports, including, but not limited to, our 2012 Annual Report on Form 10-K and First Quarter 2013 Form 10-Q, as filed with the SEC.

Non-GAAP Financial Measures

Assurant uses the following non-GAAP financial measures to analyze the Company’s operating performance for the periods presented in this news release. Because Assurant’s calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing Assurant’s non-GAAP financial measures to those of other companies.

(1)	Assurant uses net operating income as an important measure of the Company’s operating performance. As shown in the net operating income reconciliation table, net operating income equals net income, excluding net realized gains (losses) on investments and other unusual and/or infrequent items. The Company believes net operating income provides investors a valuable measure of the performance of the Company’s ongoing business, because it excludes both the effect of net realized gains (losses) on investments that tend to be highly variable from period to period, and those events that are unusual and/or unlikely to recur.

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(2)	Assurant uses book value per diluted share excluding AOCI, as an important measure of the Company’s stockholders’ value. Book value per diluted share excluding AOCI equals total stockholders’ equity excluding AOCI divided by diluted shares outstanding. The Company believes book value per diluted share excluding AOCI provides investors a valuable measure of stockholders’ value because it excludes the effect of unrealized gains (losses) on investments, which tend to be highly variable from period to period and other AOCI items. The comparable GAAP measure would be book value per diluted share, defined as total stockholders’ equity divided by diluted shares outstanding. Book value per diluted share was $65.24 and $64.14 as of Dec. 31, 2013 and Dec. 31, 2012, respectively, as shown in the reconciliation table below.

	4Q 2013	4Q 2012
Book value per diluted share (excluding AOCI)	$59.48	$53.87
Change due to effect of including AOCI	5.76	10.27

Book value per diluted share	$65.24	$64.14

(3)	Assurant uses operating ROE, excluding AOCI, as an important measure of the Company’s operating performance. Operating ROE equals net operating income for the periods presented divided by average stockholders’ equity for the year-to-date period, excluding AOCI. The Company believes operating ROE, excluding AOCI, provides investors a valuable measure of the performance of the Company’s ongoing business, because it excludes the effect of net realized gains (losses) on investments that tend to be highly variable from period-to-period, AOCI items and those events that are unusual and/or unlikely to recur. The comparable GAAP measure would be GAAP ROE, defined as net income, for the period presented, divided by average stockholders’ equity for the period. Consolidated GAAP ROE for the twelve months ended Dec. 31, 2013 and twelve months ended Dec. 31, 2012 was 9.8 percent and 9.6 percent, respectively, as shown in the following reconciliation table.

	12 Months 2013	12 Months 2012
Annual operating return on average equity (excluding AOCI)	10.6%	10.4%
Net realized gains on investments	0.5%	1.0%
Change in tax liabilities	—	(0.2)%
Change due to effect of including AOCI	(1.3)%	(1.6)%

Annual GAAP return on average equity	9.8%	9.6%

(4)	Assurant uses a ratio of debt to total capital, excluding AOCI, as an important measure of the Company’s financial leverage. Assurant’s debt to total capital ratio, excluding AOCI, equals debt divided by the sum of debt and total stockholders’ equity excluding AOCI. The Company believes that the debt to total capital ratio, excluding AOCI, provides investors a valuable measure of financial leverage, because it excludes the effect of unrealized gains (losses) on investments, which tend to be highly variable from period to period, and other AOCI items. The comparable GAAP measure would be the ratio of debt to total capital. The debt to total capital ratio as of Dec. 31, 2013 and Dec. 31, 2012 was 25.3 percent and 15.8 percent, respectively, as shown in the following reconciliation table.

	4Q 2013	4Q 2012
Debt to total capital ratio (excluding AOCI)	27.1%	18.3%
Change due to effect of including AOCI	(1.8)%	(2.5)%

Debt to total capital ratio	25.3%	15.8%

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A summary of net operating income disclosed items is included on page 20 of the Company’s Financial Supplement, which is available in the Investor Relations section of www.assurant.com.

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Assurant, Inc.

Consolidated Statement of Operations (unaudited)

Three and Twelve Months Ended Dec. 31, 2013 and 2012

	4Q 2013	4Q 2012	12 Months
			2013	2012
	(in thousands except number of shares and per share amounts)
Revenues
Net earned premiums	$2,045,503	$1,829,206	$7,759,796	$7,236,984
Net investment income	161,178	172,086	650,296	713,128
Net realized gains on investments	4,261	30,174	34,525	64,353
Amortization of deferred gain on disposal of businesses	4,072	4,596	16,310	18,413
Fees and other income	185,604	124,914	586,730	475,392

Total revenues	2,400,618	2,160,976	9,047,657	8,508,270

Benefits, losses and expenses
Policyholder benefits	967,389	1,031,539	3,675,532	3,655,404
Selling, underwriting, general and administrative expenses	1,234,326	1,079,536	4,504,691	4,034,809
Interest expense	20,366	15,078	77,735	60,306

Total benefits, losses and expenses	2,222,081	2,126,153	8,257,958	7,750,519

Income before provision for income taxes	178,537	34,823	789,699	757,751
Provision for income taxes	69,721	9,836	300,792	274,046

Net income	$108,816	$24,987	$488,907	$483,705

Net income per share:
Basic	$1.48	$0.31	$6.38	$5.74
Diluted	$1.46	$0.31	$6.30	$5.67

Dividends per share	$0.25	$0.21	$0.96	$0.81

Share data:
Basic weighted average shares outstanding	73,639,434	79,967,001	76,648,688	84,276,427

Diluted weighted average shares outstanding	74,713,082	81,037,457	77,654,764	85,307,065

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Assurant, Inc.

Consolidated Condensed Balance Sheets (unaudited)

At Dec. 31, 2013 and Dec. 31, 2012

	December 31,	December 31,
	2013	2012
	(in thousands)
Assets
Investments and cash and cash equivalents	$15,961,199	$15,885,722
Reinsurance recoverables	5,752,134	6,141,737
Deferred acquisition costs	3,128,931	2,861,163
Goodwill	784,561	640,714
Assets held in separate accounts	1,941,747	1,731,873
Other assets	2,146,117	1,685,398

Total assets	$29,714,689	$28,946,607

Liabilities
Policyholder benefits and claims payable	$12,035,943	$12,474,095
Unearned premiums	6,662,672	6,192,260
Debt	1,638,118	972,399
Liabilities related to separate accounts	1,941,747	1,731,873
Deferred gain on disposal of businesses	99,311	115,620
Accounts payable and other liabilities	2,503,419	2,274,994

Total liabilities	24,881,210	23,761,241

Stockholders’ equity
Equity, excluding accumulated other comprehensive income	4,406,649	4,354,963
Accumulated other comprehensive income	426,830	830,403

Total stockholders’ equity	4,833,479	5,185,366

Total liabilities and stockholders’ equity	$29,714,689	$28,946,607